SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c) and (d)

Under the Securities Exchange Act of 1934

BAXANO SURGICAL, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

89385X 105

(CUSIP Number)

May 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

SCHEDULE 13G

CUSIP No.: 89385X 105	Page 2 of 17 Pages

1)	NAME OF REPORTING PERSON CMEA VENTURES VII, L.P.
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 3,515,796
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 3,515,796
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,515,796
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.8%
12)	TYPE OF REPORTING PERSON PN

SCHEDULE 13G

CUSIP No.: 89385X 105	Page 3 of 17 Pages

1)	NAME OF REPORTING PERSON CMEA VENTURES VII (PARALLEL), L.P.
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 3,515,796
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 3,515,796
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,515,796
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.8%
12)	TYPE OF REPORTING PERSON PN

SCHEDULE 13G

CUSIP No.: 89385X 105	Page 4 of 17 Pages

1)	NAME OF REPORTING PERSON CMEA VENTURES VII GP, L.P.
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 3,515,796
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 3,515,796
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,515,796
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.8%
12)	TYPE OF REPORTING PERSON PN

SCHEDULE 13G

CUSIP No.: 89385X 105	Page 5 of 17 Pages

1)	NAME OF REPORTING PERSON CMEA VENTURES VII GP, LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 3,515,796
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 3,515,796
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,515,796
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.8%
12)	TYPE OF REPORTING PERSON OO

SCHEDULE 13G

CUSIP No.: 89385X 105	Page 6 of 17 Pages

1)	NAME OF REPORTING PERSON THOMAS R. BARUCH
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES OF AMERICA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 3,515,796
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 3,515,796
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,515,796
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.8%
12)	TYPE OF REPORTING PERSON IN

SCHEDULE 13G

CUSIP No.: 89385X 105	Page 7 of 17 Pages

1)	NAME OF REPORTING PERSON DAVID J. COLLIER
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES OF AMERICA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 3,515,796
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 3,515,796
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,515,796
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.8%
12)	TYPE OF REPORTING PERSON IN

SCHEDULE 13G

CUSIP No.: 89385X 105	Page 8 of 17 Pages

1)	NAME OF REPORTING PERSON KARL D. HANDELSMAN
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES OF AMERICA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 3,515,796
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 3,515,796
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,515,796
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.8%
12)	TYPE OF REPORTING PERSON IN

SCHEDULE 13G

CUSIP No.: 89385X 105	Page 9 of 17 Pages

1)	NAME OF REPORTING PERSON FAYSAL A. SOHAIL
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES OF AMERICA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 3,515,796
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 3,515,796
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,515,796
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.8%
12)	TYPE OF REPORTING PERSON IN

SCHEDULE 13G

CUSIP No.: 89385X 105	Page 10 of 17 Pages

1)	NAME OF REPORTING PERSON JAMES F. WATSON
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES OF AMERICA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 3,515,796
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 3,515,796
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,515,796
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.8%
12)	TYPE OF REPORTING PERSON IN

CUSIP No.: 89385X 105	SCHEDULE 13G	Page 11 of 17 Pages

Item 1	(a).	Name of Issuer:

Baxano Surgical, Inc.

Item 1	(b).	Address of Issuer’s Principal Executive Offices:

110 Horizon Drive Suite 230 Raleigh, NC 27615

Item 2	(a).	Name of Person Filing:

CMEA Ventures VII, L.P. (“CMEA VII”); CMEA Ventures VII (Parallel), L.P. (“CMEA VII Parallel”); CMEA Ventures VII GP, L.P. (“CMEA VII GP”), which is the sole General Partner of CMEA VII and CMEA VII Parallel; CMEA Ventures VII GP, LLC (“CMEA VII GP LLC”), which is the sole General Partner of CMEA VII GP; Thomas R. Baruch (“Baruch”), David J. Collier (“Collier”), Karl D. Handelsman (“Handelsman”), Faysal A. Sohail (“Sohail”), and James F. Watson (“Watson”), each of whom is a member of CMEA VII GP LLC. CMEA VII, CMEA VII Parallel, CMEA VII GP, CMEA VII GP LLC, Baruch, Collier, Handelsman, Sohail and Watson are referred to individually herein as “Reporting Person” and collectively as the “Reporting Persons.”

Item 2	(b).	Address of Principal Business Office or, if None, Residence:

The address of the principal business office of each of the Reporting Persons is c/o CMEA Capital, 1 Letterman Drive, Building C, Suite CM500, San Francisco, CA 94129.

Item 2	(c).	Citizenship:

CMEA VII, CMEA VII Parallel and CMEA VII GP are each limited partnerships organized under the laws of the State of Delaware. CMEA VII GP LLC is a limited liability company organized under the laws of the State of Delaware. Each of Baruch, Collier, Handelsman, Sohail and Watson is a United States citizen.

Item 2	(d).	Title of Class of Securities:

Common Stock, $0.0001 par value (“Common Stock”).

Item 2	(e).	CUSIP Number:

89385X 105

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐ Broker or Dealer Registered Under Section 15 of the Act (15 U.S.C. 78o)

	(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

	(c)	☐ Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

CUSIP No.: 89385X 105	SCHEDULE 13G	Page 12 of 17 Pages

(d)	☐	Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

(e)	☐	Investment Adviser in accordance with § 240.13d-1(b)(1)(ii)(E)

(f)	☐	Employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F)

(g)	☐	Parent Holding Company or control person in accordance with §240.13d-1(b)(ii)(G)

(h)	☐	Savings Association as defined in §3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

(i)	☐	Church plan that is excluded from the definition of an investment company under §3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

(j)	☐	Group, in accordance with §240.13d-1(b)(ii)(J)

Item 4. Ownership.

(a)	Amount beneficially owned: CMEA VII is the record owner of 3,427,902 shares of Common Stock as of May 31, 2013; CMEA VII Parallel is the record owner of 87,894 shares of Common Stock as of May 31, 2013 (collectively, the “Shares”). As the sole General Partner of CMEA VII and CMEA VII Parallel, CMEA VII GP may be deemed to own beneficially the Shares. As the sole General Partner of CMEA VII GP, CMEA VII GP LLC may be deemed to own beneficially the Shares. As the members of CMEA VII GP LLC, each of Baruch, Collier, Handelsman, Sohail, and Watson also may be deemed to own beneficially the Shares.

By virtue of their relationship as affiliated entities, whose controlling entities have overlapping individual controlling persons, each of CMEA VII, CMEA VII Parallel, CMEA VII GP and CMEA VII GP LLC may be deemed to share the power to direct the disposition and vote of the Shares.

(b)	Percent of class:

See Line 11 of cover sheets. The percentages set forth on the cover sheets for each Reporting Person are calculated based on 45,169,860 outstanding shares of Common Stock of the Issuer as of May 31, 2013.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

See Line 5 of cover sheets.

(ii)	Shared power to vote or to direct the vote:

See Line 6 of cover sheets.

(iii)	Sole power to dispose or to direct the disposition of:

See Line 7 of cover sheets.

(iv)	Shared power to dispose or to direct the disposition of:

See Line 8 of cover sheets.

CUSIP No.: 89385X 105	SCHEDULE 13G	Page 13 of 17 Pages

Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

Item 8.	Identification and Classification of Members of the Group.

Not applicable

Item 9.	Notice of Dissolution of Group.

Not applicable

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a–11.

CUSIP No.: 89385X 105	SCHEDULE 13G	Page 14 of 17 Pages

SIGNATURE

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Date: June 10, 2013

CMEA VENTURES VII, L.P.

By:	CMEA Ventures VII GP, L.P., its General Partner
By:	CMEA Ventures VII GP, LLC, its General Partner

By:	/s/ David Collier
Name:	David Collier
Title:	Manager

CMEA VENTURES VII (PARALLEL), L.P.

By:	CMEA Ventures VII GP, L.P., its General Partner
By:	CMEA Ventures VII GP, LLC, its General Partner

By:	/s/ David Collier
Name:	David Collier
Title:	Manager

CMEA VENTURES VII GP, L.P.

By:	CMEA Ventures VII GP, LLC, its General Partner

By:	/s/ David Collier
Name:	David Collier
Title:	Manager

[Signatures Continue on Next Page]

CUSIP No.: 89385X 105	Page 15 of 17 Pages

CMEA VENTURES VII GP, LLC

By:	/s/ David Collier
Name:	David Collier
Title:	Manager

/s/ Thomas R. Baruch
Thomas R. Baruch

/s/ David J. Collier
David J. Collier

/s/ Karl D. Handelsman
Karl D. Handelsman

/s/ Faysal A. Sohail
Faysal A. Sohail

/s/ James F. Watson
James F. Watson

CUSIP No.: 89385X 105	Page 16 of 17 Pages

Exhibit 1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Intermolecular, Inc.

Date: June 10, 2013

CMEA VENTURES VII, L.P.

By:	CMEA Ventures VII GP, L.P., its General Partner
By:	CMEA Ventures VII GP, LLC, its General Partner

By:	/s/ David Collier
Name:	David Collier
Title:	Manager

CMEA VENTURES VII (PARALLEL), L.P.

By:	CMEA Ventures VII GP, L.P., its General Partner
By:	CMEA Ventures VII GP, LLC, its General Partner

By:	/s/ David Collier
Name:	David Collier
Title:	Manager

[Signatures Continue on Next Page]

CUSIP No.: 89385X 105	Page 17 of 17 Pages

CMEA VENTURES VII GP, L.P.

By:	CMEA Ventures VII GP, LLC, its General Partner

By:	/s/ David Collier
Name:	David Collier
Title:	Manager

CMEA VENTURES VII GP, LLC

By:	/s/ David Collier
Name:	David Collier
Title:	Manager

/s/ Thomas R. Baruch
Thomas R. Baruch

/s/ David J. Collier
David J. Collier

/s/ Karl D. Handelsman
Karl D. Handelsman

/s/ Faysal A. Sohail
Faysal A. Sohail

/s/ James F. Watson
James F. Watson